Exhibit 99.1

OmniAb Reports First Quarter 2025 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (May 8, 2025) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three months ended March 31, 2025, and provided operating and partner program updates.

“We have started the year with robust deal flow, including both platform and asset-based deals. Our business remains strong as our diversified pipeline of partner programs is progressing with recent and expected new clinical entrants and data readouts,” said Matt Foehr, Chief Executive Officer of OmniAb. “Today we announced the xPloration® Partner Access Program for OmniAb partners, enhancing the scalability of our technology platforms and creating new business opportunities that we believe will be accretive to both earnings and cash flow in short- and long-term. This initiative furthers our mission to push the frontiers of discovery technologies along with our focus on creating value for our partners and our stakeholders. As we look ahead, our 2025 outlook remains on track with our commitment to running an efficient and leverageable business.”

First Quarter 2025 Financial Results

Revenue for the first quarter of 2025 was $4.2 million, compared with $3.8 million for the same period in 2024, with the increase primarily due to the recognition of a $1.0 million Phase 1 milestone payment and higher license fees, partially offset by lower service revenue.

Research and development expense was $12.6 million for the first quarter of 2025, compared with $14.6 million for the same period in 2024, with the decrease primarily due to lower share-based compensation expense and lower external expenses associated with our small-molecule ion channel programs and technology development. General and administrative expense was $7.9 million for the first quarter of 2025, compared with $8.3 million for the same period in 2024, with the decrease primarily due to lower legal fees and share-based compensation expense.

Net loss for the first quarter of 2025 was $18.2 million, or $0.17 per share, compared with a net loss of $19.0 million, or $0.19 per share, for the same period in 2024.

As of March 31, 2025, OmniAb had cash, cash equivalents and short-term investments of $43.6 million.

2025 Financial Guidance

OmniAb affirms guidance for 2025 revenue to be in the range of $20 million to $25 million, and revises operating expense guidance to be in the range of $85 million to $90 million from the previous range of $90 million to $95 million. In addition, OmniAb continues to expect 2025 cash use to be lower than cash use in 2024. Cash use in 2024 was $38.9 million, excluding the 2024 ATM issuance. The 2025 full year effective tax rate is expected to be approximately 0%.

First Quarter 2025 and Recent Business Highlights

During the first quarter of 2025, OmniAb entered into three new platform license agreements including the Wyss Institute at Harvard University, Takis Biotech S.r.l. and Orion Corporation.

OmniAb entered into a research collaboration and license agreement with Orion Corporation to discover and generate an antibody-based compound for a specific ion-channel target. Under the terms of the agreement, OmniAb will receive an upfront payment of $250,000 and is eligible to receive service payments. OmniAb is also eligible to receive development, regulatory and commercialization milestone payments totaling to over $55 million. OmniAb will receive low- to mid-single digit tiered royalties on net sales, should the program reach commercialization.

As of March 31, 2025, the Company had 95 active partners and 378 active programs, including 33 OmniAb-derived programs in clinical development or being commercialized.

Post-quarter close, OmniAb entered into an asset-based sale with Angelini Pharma for a small molecule Kv7.2 program. OmniAb will receive an upfront payment of $3 million, and potential milestones of over $170 million and royalties.

In addition, OmniAb launched the offering of xPloration to existing partners through a Partner Access Program. xPloration is a high-throughput single B-cell screening instrument that leverages machine learning and artificial intelligence to address challenges in primary B-cell screening with traditional methods, such as limited antibody diversity and lengthy processes. We believe it offers a competitive edge over current market offerings for B-cell screening with unmatched screening throughput, superior hit recovery, exceptional ease-of-use and reliability. OmniAb will showcase xPloration at the 21st Annual PEGS Boston Summit, taking place May 12-16 at the Omni Boston Hotel at the Seaport.

First quarter 2025 and recent partner and business highlights include the following:

IMVT-1402

•Immunovant announced that potentially registrational trials for IMVT-1402 are currently enrolling patients in four indications: myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP), Graves’ disease (GD) and difficult-to-treat rheumatoid arthritis.
•A fifth potentially registrational trial for Sjogren’s disease is planned to begin in the summer of 2025. Additionally, a proof-of-concept study has been initiated in a sixth indication, cutaneous lupus erythematosus.

Batoclimab
•Immunovant announced positive study results for batoclimab in MG and CIDP. The pivotal study in MG met its primary endpoint, showing a change from baseline in the Myasthenia Gravis Activities of Daily Living score in the acetylcholine receptor antibody positive population at 12 weeks. The 680mg dose arm showed a 5.6-point improvement with a 74% mean immunoglobulin G (IgG) reduction, while the 340mg dose arm showed a 4.7-point improvement with a 64% mean IgG reduction.
•Initial CIDP results from Period 1, following standard-of-care washout, demonstrated a mean improvement in the adjusted Inflammatory Neuropathy Cause and Treatment (aINCAT)

disability score of 1.8 across study arms. An 84% responder rate (with response defined as an aINCAT improvement ≥1) was observed among all patients whose IgG was reduced by ≥70%.
•In both batoclimab studies, deeper IgG reductions correlated with better clinical outcomes across a range of assessments and timepoints.
•Immunovant expects to announce additional data for batoclimab in GD, including six-month remission data, this summer. Additionally, top-line results for batoclimab from potentially registrational Phase 3 trials in thyroid eye disease are expected in the second half of 2025.

Sugemalimab

•CStone Pharmaceuticals announced the submission of a Type II variation application to the European Medicines Agency (EMA) for sugemalimab, seeking approval for the treatment of unresectable stage III non-small cell lung cancer (NSCLC) in patients who have not progressed following platinum-based chemoradiotherapy. This is CStone’s second regulatory submission for sugemalimab to the EMA, following its 2024 approval for metastatic NSCLC.

TEV-53408

•Teva Pharmaceuticals initiated a Phase 2 trial of TEV-53408 in adults with celiac disease. The primary efficacy objective is to assess the ability of TEV-53408 to attenuate gluten-induced enteropathy. Additional objectives include the safety assessment of TEV-53408.

RNDO- 564

•Rondo Therapeutics published preclinical data for RNDO-564, a CD28 x Nectin-4 bispecific antibody for bladder cancer, in the Journal of Immunotherapy of Cancer. In vitro studies demonstrated that RNDO-564 enhanced T-cell activation and cytotoxicity against Nectin-4 positive tumor cells. The antibody demonstrated significant tumor regression in tumor-bearing mouse models, both alone and with an immune checkpoint inhibitor. Favorable pharmacokinetic and tolerability profiles were observed in non-human primates.

OmniAb recently appointed Philip J. Gotwals, Ph.D., and Steve Crouse to its Board of Directors. Dr. Gotwals, with 30 years of biopharmaceutical experience in R&D, business development, product development, and therapeutic area strategy, along with Mr. Crouse, who brings over 20 years of expertise in life sciences sales and marketing, product development, business development, and general management, will help advance the Company’s strategic initiatives.

OmniAb reported that partners presented data on nine OmniAb derived molecules at the American Association for Cancer Research Annual Meeting 2025, held April 25-30. These presentations showcased clinical trial designs, as well as data across various preclinical and clinical studies.

The Company also expects that multiple partners will be presenting data from programs developed with OmniAb technology at the American Society of Clinical Oncology Annual Meeting taking place May 30 - June 3, 2025.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 96760. Slides, as well as the live and replay webcast of the call, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb licenses cutting edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is something we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B-cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, is used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding our competitive advantage and the growth prospects of our business; the scalability of our business; the expected performance of our technologies and the opportunities and earnings and cash flow accretion they may create, including the xPloration Partner Access Program; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; and our 2025 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
Neha Singh, Ph. D.
investors@OmniAb.com
X @OmniAbTech
(510) 768-7760
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,892	$27,598
Short-term investments	32,703	31,836
Accounts receivable, net	6,478	5,272
Prepaid expenses and other current assets	3,505	3,432
Total current assets	53,578	68,138
Intangible assets, net	134,833	138,060
Goodwill	83,979	83,979
Property and equipment, net	14,711	15,492
Operating lease right-of-use assets	17,239	17,789
Restricted cash	560	560
Other long-term assets	1,282	1,540
Total assets	$306,182	$325,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,933	$2,297
Accrued expenses and other current liabilities	3,582	6,141
Current contingent liabilities	353	531
Current deferred revenue	1,726	2,337
Current operating lease liabilities	3,813	3,782
Total current liabilities	11,407	15,088
Long-term contingent liabilities	297	953
Deferred income taxes, net	2,208	2,314
Long-term operating lease liabilities	18,666	19,382
Long-term deferred revenue	—	117
Other long-term liabilities	88	86
Total liabilities	32,666	37,940
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at March 31, 2025 and December 31, 2024; no shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2025 and December 31, 2024; 122,134,941 and 121,599,488 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	393,096	388,979
Accumulated other comprehensive income	8	27
Accumulated deficit	(119,600)	(101,400)
Total stockholders’ equity	273,516	287,618
Total liabilities and stockholders’ equity	$306,182	$325,558

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue:
License and milestone revenue	$2,021	$716
Service revenue	1,945	2,766
Royalty revenue	188	319
Total revenue	4,154	3,801
Operating expenses:
Research and development	12,602	14,551
General and administrative	7,915	8,337
Amortization of intangibles	3,228	3,412
Other operating expense (income), net	(747)	54
Total operating expenses	22,998	26,354
Loss from operations	(18,844)	(22,553)
Other income (expense), net:
Interest income	537	975
Other income, net	1	—
Total other income (expense), net	538	975
Loss before income taxes	(18,306)	(21,578)
Income tax benefit	106	2,617
Net loss	$(18,200)	$(18,961)

Net loss per share, basic and diluted	$(0.17)	$(0.19)

Weighted-average shares outstanding, basic and diluted	105,622	100,755